Exhibit 11.1

            GENERAL NUTRITION COMPANIES, INC. AND SUBSIDIARIES

                    Computation of Net Earnings Per Share


                                                 12 Weeks          12 Weeks
                                                   Ended             Ended
                                              April 26, 1997    April 27, 1996

                (in thousands except per share amounts)

   Net earnings available for common shares    $   23,859         $  20,178

   Common stock                                    81,129            89,563
   Outstanding options                              1,822             2,643
   Primary weighted average common shares          82,951            92,206


   Common stock                                    81,129            89,563
   Outstanding options                              1,834             2,647

   Fully diluted weighted average common shares    82,963            92,210

   Primary earnings per share                  $     0.29         $    0.22


 Full diluted earnings per share               $     0.29         $    0.22